Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2020 relating to the financial statements of Penn National Gaming, Inc. and the effectiveness of Penn National Gaming Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Penn National Gaming, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 10, 2020